UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) March 28, 2003

TERRA NOSTRA TECHNOLOGY LTD
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49631 (Commission File Number)	86-0875500 (IRS Employer Identification Number No.)

2160, de la Montagne, suite 720, Montreal (Quebec) H3G 2T3
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (514) 845-7756

TERRA NOSTRA RESOURCES LTD
(Former name or former address, if changed since last report)

 ITEM 1. Changes in Control of Registrant.

Following the completion of the transaction described in Item 2 below, the majority shareholder of Terra Nostra Technology Ltd. (formerly known as "Terra Nostra Resource Ltd.") (the "Company") is now 9126-2238 Quebec Inc., controlled by Mr. Louis Nadeau as its sole shareholder. 9126-2238 Quebec Inc. will be issued 15,000,000 shares of the Company's common stock in consideration for all of the issued and outstanding acquired shares of Corporation CCIP Inc., a private Quebec corporation ("CCIP").

ITEM 2. Acquisition or Disposition of Assets

A. Name Change. In connection with the acquisition of CCIP, the Company has changed its name to Terra Nostra Technology Ltd, effective on April 2, 2003, which change was approved by the written consent of a majority of the outstanding shares of the Company's common stock. On April 2, 2003, the Company filed with the Secretary of the State of Nevada a Certificate of Amendment to its Articles of Incorporation (the "Amendment to the Articles"), which included this change to the Company's name. A copy of the Amendment to the Articles is filed with this Current Report on Form 8-K as Exhibit 3(iii).

B. On March 26, 2003, the Company entered into a Share Exchange Agreement whereby it acquired all of the issued and outstanding shares of capital stock of CCIP, which consists of 100 Class A shares and 115,000 Class B shares (the "Acquisition"). Under the terms of the Acquisition, fifteen million (15,000,000) common shares of the Company's Stock were issued to the shareholders of CCIP for a value of 9,000,000 $ US or 0.60 $ per share. The issuance and delivery of the Company's shares pursuant to the Acquisition will take place on April 4, 2003.

CCIP is one of the only two corporations offering viral bio insecticides produced by them on the North American market. CCIP owns the rights on three viral bio insecticides products registered in Canada and in United States.

One of these registered products is used to control the American and Asian gypsy moth. It is the only viral bio insecticide for gypsy moth on the market and offers a significant cost savings versus other products. The products produced by CCIP are natural and do not interfere in the biology of the plants or other animals or insects.

CCIP's products developed for the North American market are very promising for the international market. The South American and Asian markets are particularly interesting for agricultural products since very often the devastating insects from those regions are similar to those in North American. The first product in that will be commercialized in Asia is Disparvirus, which is used against the gypsy moth. CCIP believes that this product can be adapted for the use in other country in the world. CCIP has the capacity and expertise to develop other viral bio insecticide for specific needs.

It is presently not feasible for the Company to provide the financial statements required by Item 7. Such financial statements will be filed within sixty days of the filing of this Current Report.

ITEM 3. Bankruptcy or Receivership

Not Applicable

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ITEM 4. Changes in Registrants' Certifying Amendments

Not Applicable

ITEM 5. Other Event and Regulation FD Disclosure

A. As one of the terms and conditions of the Acquisition, Terra Nostra added the following individuals as members of the Company's Board of Directors: Louis Nadeau, Marc Fournier and Philippe Lamontagne.

Mr. Nadeau is the President and a member of the Board of Directors of CCIP. In fact, Mr. Nadeau is a co-founder of the Corporation. Before that, he worked in many sectors of activity including management of an Internet company and an entertainment and distribution company. He was also the director of a company who created natural scale interactive games. Mr. Nadeau is an experienced businessman and he has been involved in project financing for CCIP.

Mr. Fournier is a co-founder of CCIP and has a Masters Degree in Behavioral Ecology, and has been working in insects for more than eight years. He was Head of the Entomology section of the Laboratory of Biocontrol in the Horticulture Research Center (CRH) at Laval University. He participated in several projects, the common purpose of which was to find an agent for biologic fight (predatory insect, virus, bacteria, mushroom or nematode) for the repression of devastating pests in agriculture. He has worked on programs about synergy between biopesticides with Btt base and the predators of the Colorado beetle of the potato. During those years he has acquired precious training and experience to develop programs to control devastating or harmful insects.

Mr. Lamontagne has a bachelor degree in biology. He worked three years as entomologist on a project to integrate pest management for Balsam fir aphids. He worked to reduce the pesticides utilisation by the use of natural enemies against pests. He developed an aphids resistant Balsam Fir tree. After that he created a toy company, which produced puzzles for young children. Finally, he jointed CCIP and become a supervisor of the company.

ITEM 6. Resignation of Registrants' Directors

In connection with the transaction, Mr. Clément Patenaude, Carl Caumartin and Marcel Lalancette agreed to resigned as officers and members of the Company's Board of Directors.

ITEM 7. Financial Statements and Exhibits

A. Financial Statements - see Item 2 above.
B. Exhibits

3.(iii). Certificate of Amendment to Articles of Incorporation, filed with the State of Nevada on April 2, 2003.

10.3 Share Exchange Agreement.

ITEM 8. Change in Fiscal Year

Not Applicable

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ITEM 9. Regulation FD Disclosure

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: April 2, 2003

TERRA NOSTRA TECHNOLOGY LTD By: /s/ Regis Bossé Name: Régis Bossé Title: President

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